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                                                                   EXHIBIT 10.15

January 16, 2002

Via Hand Delivery

Dear Dave:

We are pleased to offer you employment on an at will basis with Penson Worldwide Inc. ("PWI") under the following terms, which are subject to approval by our Board of Directors at its January 22nd meeting and subject to completion of more specific documentation as required:

      1. Your title will be Senior Vice President and Chief Financial Officer, and you will be generally responsible for the financial accounting and regulatory reporting of all of the companies in our group. You will also serve as Chief Financial Officer of our US regulated entities, and be directly responsible for the financial accounting and regulatory reporting of these companies.

      2. Your base salary will be $200,000 annually, paid semi-monthly. You will be entitled to bonus compensation in accordance with our general discretionary bonus policy, which is based on our assessment of your performance, and on the overall performance of PWI and its subsidiaries. For the first year of your employment, the total bonus will not be less than $100,000. For subsequent years, bonus payments are not guaranteed. Bonus payments are currently made in July and January.

      3. You will be granted options to purchase 200,000 shares of common stock in PWI at a price equal to two times the book value of PWI as of December 31, 2001. These options will vest 6.25% per quarter, at the end of each calendar quarter of your employment and must be exercised within ten years of your employment date.

      4. Based on your expected start date of February 1, 2002, you will be covered by our standard group insurance plan as of March 1, 2002. We currently pay for employee coverage, and employees pay for their dependent coverage. Please refer to the plan documents for additional coverage information.

      5. Based on your expected start date of February 1, 2002, you will be eligible to contribute to our 401(k) retirement plan as of April 1, 2002. It is our current policy to match 50% of employee contributions, up to a maximum of 5,000 per year, for employees at your

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            compensation level. This is a discretionary policy, based upon our assessment of the company's performance and financial condition.

      6. You will be entitled to four weeks of paid vacation per year, subject to normal scheduling limitations.

      7. If you are terminated for a reason other than cause, you will be entitled to severance compensation of three months base salary, plus an additional month for each six months of completed employment, up to a maximum of six months total severance compensation. If you are terminated for cause, you will not be entitled to any severance pay.

      8. If PWI undergoes a change of beneficial ownership in excess of 50% of the outstanding shares in connection with a merger or similar transaction, and in the year subsequent to such change, you are terminated for a reason other than cause, 50% of any remaining unvested options to purchase PWI stock will vest immediately prior to such termination.

If these terms are acceptable, please evidence your agreement by signing below. We look forward to working with you.

Sincerely,

Phil Pendergraft
Chief Operating Officer

Accepted:

David R. Henkel